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                                  Exhibit (a)




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[Logo]                                     Norwest Bank Texas, N.A.
                                           Fort Worth Medical District Office
                                           777 West Rosedale Street
                                           Post Office Box 1480
                                           Fort Worth, Texas 76101-1480
                                           817/347-8800
June 26, 1998                              Fax: 817/870-2410



Independent Research Agency for Life Insurance, Inc,
4100 South Hulen St.
Fort Worth TX 76109

Dear Mr. Durbin:

It is a pleasure to confirm to you the commitment of Norwest Bank Texas N.A. to make available to Independent Research Agency for Life Insurance, Inc. a $16,000,000 amortizing term loan payable over 120 months.

This commitment is subject to the terms and conditions set forth in this letter and the attached Terms Summary. If this proposal is acceptable, please sign below and return one copy of this letter to me by July 10, 1998. Otherwise, this commitment will expire and shall be deemed withdrawn as of such date.

Norwest Bank Text N.A. appreciates the opportunity to serve Independent Research Agency for Life Insurance, Inc. If you have any questions concerning this commitment, or if we can be of any additional assistance, please do not hesitate to contact me.

THIS WRITTEN LETTER AND TERMS SUMMARY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NOT UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Sincerely,



/s/ Tom G. Pittman

Tom G. Pittman
Senior Vice President


AGREED TO AND ACCEPTED THIS 30TH DAY OF JUNE, 1998

INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE INC.

By: /s/ Martin R. Durbin, Treasurer
    ---------------------------------
    Name and Title
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                              NORWEST BANK TEXAS., N.A.
                                    TERMS SUMMARY



BORROWER:                Independent Research Agency for Life Insurance, Inc.

LOAN AMOUNT:             $16,000,000. Maturity Date: 9/30/2008

PURPOSE: The proceeds of the Loan will be used solely for the purchase of Class B non voting stock.

INTEREST RATE:           90 day libor + 127 basis points fixed at funding date.

FEES:                    None

PAYMENTS:                $185,362 principal and interest monthly.
                         No prepayment penalty imposed.

COLLATERAL FOR LOAN:     First perfected security interest in specifically
                         pledged marketable securities acceptable to the Bank and owned by Independent Research Agency for Life
                         Insurance Inc. & subsidiaries.


COLLATERAL MAINTENANCE
AGREEMENT:               The market value of the securities pledged at the loan
                         funding date shall be equivalent to 140% of the funded loan amount and the market value of those securities will not be less than 120% of the loan balance outstanding at any time.

                         Cure Period:
                         Under 120%.............................  30 days
                         Under 110%.............................  15 days
                         Under 100%.............................   5 days

REPORTING
REQUIREMENTS:            Borrower will deliver to bank copies of the following
                         reports, statements, and certificates pertaining to borrower:

                         Annual Financial Statements within 90 days after the end of Borrower's fiscal year. Such financial statements will be audited and will include a balance sheet and related statements of income, retained earnings, and cash flow. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied.

                         Quarterly Financial Statements due within 45 days of the period end. Such financial statements will include a balance sheet and related statements of income, retained earnings, and cash flow.

                         Monthly Borrowing Base Certificates, within 15 days of month end.

CLOSING DATE:            The Loan must be closed on or before 10/01/98 (the
                         Closing Date). In the event that the Loan is not closed by the Closing Date, all of the Bank's obligations under the Commitment Letter and Terms Summary shall expire automatically, and without further notice.

DOCUMENTATION:           The facility will be evidenced and governed by the
                         provisions of the loan agreement, note, and supporting
                         documentation ("Loan Documents") in form and substance
                         satisfactory to the Bank. The Loan Documents will
                         include
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                         various conditions precedent to each advance,
                         standard reporting requirements, covenants, events of default, representations and warranties, and other requirements which are not specifically outlined but which are, nevertheless, conditions to closing.

CONDITIONS PRECEDENT
TO CLOSING OF LOAN:

                         Bank's obligation to make the Loan is subject to Bank's receipt of the executed Loan Documents in a form satisfactory to the Bank. At the time of the closing of the Loan, there must be no material adverse change in the business or financial condition of the Borrower from the condition described in the most recent financial statements presented to the Bank is of the date of the Commitment Letter, or any material adverse change with respect to the Collateral.

EXPENSES:                The Borrower will pay all expenses of bank on
                         connection with negotiation, preparation, and documentation of the Loan, including, but not limited to, standard closing costs and all reasonable legal fees and expenses.

MISCELLANEOUS:           Bank's commitment is made only to the Borrower, and the
                         Borrower's rights and obligations may not be assigned without the prior written consent of the Bank. This
                         Letter and Terms Summary are not intended for the benefit of any party other than the Borrower. All covenants, agreements, representations and warranties made in or pursuant to this commitment shall be deemed continuing and made at and as of the date of this commitment and at and as of all times thereafter, and shall survive the closing. The commitment contained in the Letter and Term Summary shall be deemed to be executed and performed in Tarrant County, Texas.

CERTAIN DOCUMENTATION TO BE PROVIDED BY THE BORROWER PRIOR TO CLOSING

1.   Certified copies of organizational documents of the Borrower.

2. Certificate of Corporate Resolution which is to include certificate of incumbency and signatures of all officers who may have occasion to deal with the Bank in connection with the Loan.